Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF JUNE 1, 2005

By and Among

MARKET STREET MORTGAGE CORPORATION

(“Buyer”)

and

MAJOR MORTGAGE

(“Seller”)

and

WERCS

(the “Shareholder”)

TABLE OF CONTENTS

ARTICLE I	CERTAIN DEFINITIONS
1.1	Acquired Assets
1.2	Acquired Contracts
1.3	Acquisition
1.4	Affiliate
1.5	Agency
1.6	Agreement
1.7	Assumed Liabilities
1.8	Buyer
1.9	Claimed Amount
1.10	Claim Notice
1.11	Closing
1.12	Closing Date
1.13	Contact Data
1.14	Disclosure Schedule
1.15	Division
1.16	Division Data
1.17	Encumbrance
1.18	Environmental, Health, and Safety Requirements
1.19	Excluded Assets
1.20	Filings and consent solicitations
1.21	Financial Information
1.22	Injunction
1.23	Investor
1.24	Leases
1.25	Legal Proceedings
1.26	Loss
1.27	Material Adverse Effect
1.28	Mortgage Loan
1.29	Operating Information
1.30	Party and/or Parties
1.31	Person
1.32	Pipeline Loans
1.33	Regulations
1.34	Representations and Warranties Expiration Date
1.35	Seller
1.36	Shareholder
1.37	Tangible Assets
1.38	Taxes
1.39	Transferred Employees
1.40	Unresolved Claims
1.41	Welfare Benefits

ARTICLE II	THE ACQUISITION

i

2.1	The Acquisition
2.2	Purchase Price
2.3	Employment Agreements
2.4	Proration
2.5	Taxes and Expenses
2.6	Allocation
2.7	Closing

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND SELLER
3.1	Organization
3.2	Authority; No Violation
3.3	Consents and Approvals
3.4	Financial Information
3.5	No Material Adverse Change
3.6	Legal Proceedings
3.7	Material Contracts
3.8	Taxes
3.9	Employee Benefits
3.10	Ownership of Property
3.11	Brokers and Finders
3.12	Licenses and Qualifications
3.13	Compliance
3.14	Environmental Matters
3.15	Employment Contracts
3.16	Inquiries

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER
4.1	Organization
4.2	Authority; No Violation
4.3	Consents and Approvals
4.4	Brokers and Finders
4.5	Legal Proceedings
4.6	Availability of Funds

ARTICLE V	PRE-CLOSING COVENANTS
5.1	Commercially Reasonable Efforts
5.2	Conduct Prior to Closing
5.3	Access to Properties and Records
5.4	Filings and Consent
5.5	Press Releases
5.6	Supplements to Disclosure Schedule

ARTICLE VI	POST-CLOSING COVENANTS
6.1	Division Employees
6.2	No Solicitation

6.3	Landlord Consents and Contract Consents

ARTICLE VII	CONDITIONS TO CLOSING
7.1	Conditions to Each Party’s Obligations under this Agreement
7.2	Additional Conditions to the Shareholder’s and the Seller’s Obligations under this Agreement
7.3	Additional Conditions to Buyer’s Obligations under this Agreement

ARTICLE VIII	INDEMNIFICATION
8.1	Indemnification by Seller and Shareholder
8.2	Indemnification by Buyer
8.3	Indemnification Claims
8.4	Materiality
8.5	Limitation
8.6	Buyer’s Remedies for Breach of Representations and Warranties Relating to Pipeline Loans

ARTICLE IX	TERMINATION, WAIVER AND AMENDMENT
9.1	Termination
9.2	Effect of Termination
9.3	Amendment, Extension and Waiver

ARTICLE X	MISCELLANEOUS
10.1	Survival
10.2	Waiver of Jury Trial
10.3	Confidentiality
10.4	Expenses
10.5	Entire Agreement
10.6	Parties in Interest
10.7	Assignment
10.8	Notices
10.9	Captions
10.10	Counterparts
10.11	Governing Law

SCHEDULES

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of the 1st day of June, 2005, is made by and among MARKET STREET MORTGAGE CORPORATION, a Florida corporation (“Buyer”), MAJOR MORTGAGE, a Wyoming corporation (“Seller”), and WERCS, a Wyoming corporation (the “Shareholder”).  Buyer, the Seller and the Shareholder are collectively referred to herein as the “Parties” or individually as a “Party.”

Recitals

A.                                   Seller is engaged in the business of providing residential mortgage services.  Seller and Shareholder have decided to sell certain specified assets, and transfer certain specified liabilities, of Seller in one or more transactions each of which is outside of the ordinary and regular course of business of Seller.

B.                                     The Shareholder owns all of the issued and outstanding capital stock of Seller.

C.                                     Buyer is engaged in the business of providing residential mortgage services.

D.                                    In exchange for the consideration set forth below, Seller desires to assign, transfer and convey to Buyer, and Buyer desires to purchase from Seller certain assets owned by Seller and used by Seller, and assume certain liabilities incurred by Seller, in connection with Seller’s business of providing residential mortgage services, on the terms and subject to the conditions hereinafter stated.

All capitalized terms not otherwise defined herein have the meanings ascribed to such terms in Article I of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the Recitals, premises and of the mutual covenants, agreements, representations and warranties herein contained, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided, the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular.

1.1                                 Acquired Assets.  All right, title, and interest of Seller as of the Closing in and to Seller’s (a) Tangible Assets listed on Schedule 1.1(a), (b) certain data related to the Division provided on tape or compact disk, (c) intangible assets of the Division listed on Schedule 1.1(c), (d) security deposits for office leases listed on Schedule 1.1(d), (e) prepaid assets listed on

Schedule 1.1(e) (f) the Pipeline Loans listed on Schedule 1.1(f), and any and all fees and charges remitted by customers in connection with such Pipeline Loans held in escrow, including, without limitation, any application fees, appraisal fees, credit search fees, and other similar fees, received from mortgagors, but only to the extent such fees have not been utilized by Seller to obtain such services, and (g) all Acquired Contracts.  In no case shall the Acquired Assets include any Excluded Assets.

1.2                                 Acquired Contracts.  Those certain agreements, contracts, leases and understandings listed on Schedule 1.2 which Seller shall assign and Buyer shall assume pursuant to the terms and conditions of this Agreement, effective as of the Closing Date.

1.3                                 Acquisition.  The acquisition of the Acquired Assets and the assumption of the Assumed Liabilities by Buyer.

1.4                                 Affiliate.  With respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” (including with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the legal authority to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or other legal force.

1.5                                 Agency.  Federal Housing Administration, Department of Veteran’s Affairs, Federal National Mortgage Association, Government National Mortgage Association, Federal Home Loan Mortgage Corporation, United States Department of Housing and Urban Development, Office of Thrift Supervision, any state or federal agency with authority to regulate the business of Seller or determine the investment or servicing requirements with regard to loans originated by Seller, or any successors to any of the above, whether singularly or en masse.

1.6                                 Agreement.  This Asset Purchase Agreement and all schedules hereto, as the same may from time to time be amended or supplemented by one or more instruments executed by the Parties.

1.7                                 Assumed Liabilities.  All of Seller’s obligations under the Acquired Contracts arising on or after the Closing Date.  Buyer shall not assume or have any responsibility with respect to any other obligation or liability of Seller not included within this definition of Assumed Liabilities.

1.8                                 Buyer.  Market Street Mortgage Corporation, a Florida corporation, and its successors and permitted assigns.

1.9                                 Claimed Amount.  As defined in Section 8.3(e).

1.10                           Claim Notice.  As defined in Section 8.3(e).

1.11                           Closing.  The closing with respect to the Acquisition.

1.12                           Closing Date.  The date and time of Closing as defined in Section 2.7.

1.13                           Contact Data.  As defined in Section 6.1(f).

1.14                           Disclosure Schedule.  The disclosure schedule of Seller designated as Schedule 3 hereto, which is divided into sections to correspond to the subsections of Article III of this Agreement.

1.15                           Division.  The Seller’s office locations listed on Schedule 1.15 of this Agreement.

1.16                           Division Data.  As defined in Section 1.1.

1.17                           Encumbrance.  Any lien, pledge, security interest, claim, charge, easement, restriction or encumbrance of any kind or nature whatsoever.

1.18                           Environmental, Health, and Safety Requirements.  All federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, radon, mold, polychlorinated biphenyls, noise or radiation, each as amended and as in effect on or before the Closing Date.

1.19                           Excluded Assets.  The following assets of Seller, which are expressly excluded from the Acquired Assets: (a) the consideration delivered by Buyer to Seller pursuant to this Agreement; (b) cash, cash equivalents, notes receivable and securities; (c) all accounts receivable, except those with respect to Pipeline Loans; (d) all corporate franchises, articles of incorporation and similar documents, corporate seals, minute books and other records of corporate proceedings; (e) all trade names, trademarks, servicemarks and other rights to the names “Major,” “Major Mortgage” and any derivative thereof; (f) all insurance policies and all claims, refunds and credits from insurance policies due or to become due to Seller or its affiliates accruing prior to the Closing Date; (g) all tax credits and refunds due or to become due to Seller or its Affiliates; (h) loans in the GMAC/RFC warehouse facility of Major Mortgage; and (i) all other assets owned by Seller and not specifically included in the Acquired Assets.

1.20                           Filings and consent solicitations.  As defined in Section 5.4.

1.21                           Financial Information.  As defined in Section 3.5.

1.22                           Injunction.  As defined in Section 7.1(b).

1.23                           Investor.  Any Person (including any Agency) who is a party (other than Buyer) to a commitment to purchase a Pipeline Loan.

1.24                           Leases.  The real estate and/or equipment leases included in Schedule 1.15 for the Division locations, together with security deposits and any leasehold improvements at such properties.

1.25                           Legal Proceedings.  As defined in Section 3.6.

1.26                           Loss or Losses.  Any liability, loss, cost, damage, penalty, fine, interest, obligation or out-of-pocket expense (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements) actually incurred.

1.27                           Material Adverse Effect.  Any change or changes or effect or effects that individually or in the aggregate is or may reasonably be expected to result in a Loss that exceeds Fifty Thousand Dollars ($50,000) or is reasonably expected to prevent or materially hinder a Party’s ability to perform its obligations under this Agreement.

1.28                           Mortgage Loan.  Any closed mortgage loan or home equity line of credit loan, whether for purchase of a one-to-four family residence or a refinancing, whether or not such mortgage is included in a securitized portfolio, as evidenced by notes or other evidences of indebtedness secured by mortgages or deeds of trust.

1.29                           Operating Information.  As defined in Section 3.4.

1.30                           Party and/or Parties.  As defined in the preamble to this Agreement.

1.31                           Person.  Any individual, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

1.32                           Pipeline Loans.  Those pending applications with action that has occurred in the 75 days preceding the Closing of customers of the Division, as of the Closing Date, for Mortgage Loans to be secured by a first or second priority mortgage lien on a one-to-four family residence which have not yet resulted in a closed Mortgage Loan on the Closing Date.  These applications could either be “Locked”, the interest rate on the Mortgage Loan has been established, or “Floating”, the interest rate on the Mortgage Loan has not been established.

1.33                           Regulations.  (i) Federal, rules and regulations, and to the extent applicable state and local laws, rules and regulations, with respect to the origination, insuring, purchase, sale or filing of claims in connection with a Pipeline Loan or Mortgage Loan, (ii) the responsibilities and obligations set forth in any agreement between Seller and an Investor or private mortgage insurer, and (iii) the laws, rules, regulations, guidelines, handbooks and other published requirements of an Investor, Agency, private mortgage insurer, public housing program or Investor program, with respect to the origination, insuring, purchase, sale, or filing of claims in connection with a Pipeline Loan or Mortgage Loan.

1.34                           Representations and Warranties Expiration Date.  As defined in Section 11.1.

1.35                           Seller.  Major Mortgage, a Wyoming corporation, and its successors and permitted assigns.

1.36                           Shareholder.  WERCS, a Wyoming corporation, and its successors and permitted assigns.

1.37                           Tangible Assets.  Tangible personal property, such as furniture, fixtures, equipment, and computer hardware systems (excluding software), which is owned by Seller as of the Closing Date and is listed on Schedule 1.1(a) as a Tangible Asset.

1.38                           Taxes.  All taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, gains, withholding, ad valorem, social security or other taxes, including any interest, penalties or additions attributable to such taxes.

1.39                           Transferred Employees.  As defined in Section 6.1(a).

1.40                           Unresolved Claims.  Any claim arising from a breach of any one or more of a Party’s representations, warranties or covenants under this Agreement or for any other matter subject to indemnification under Article VIII that has not been fully resolved.

1.41                           Welfare Benefits.  As defined in Section 6.1(c).

ARTICLE II

THE ACQUISITION

2.1                                 The Acquisition.  On the Closing Date, upon satisfaction in full of each condition set forth in Article VII of this Agreement or waiver by the appropriate Party of any such condition and in consideration of payment of the Purchase Price, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer and assign to Buyer all of the Acquired Assets, and Buyer agrees further to assume and become responsible for all of the obligations arising under the Assumed Liabilities on or after the Closing Date.  Seller shall be responsible for its obligations under the Acquired Contracts arising or accruing prior to the Closing Date.  Except as set forth herein, Buyer shall not assume or become liable or obligated for any of Seller’s liabilities, obligations, debts, fines, contracts (other than the Assumed Contracts) or other commitments of any kind or nature, known or unknown, whether fixed or contingent, and whether arising under contract, tort, statutes, ordinances, regulations, or otherwise.

2.2                                 Purchase Price.  In consideration for the Acquisition, Buyer agrees to pay to Seller on the Closing Date, by wire transfer or other immediately available funds the purchase price (the “Purchase Price”) which has the following components:

(a)  The net book value of the Acquired Assets as of the Closing Date.

(b)  Based upon Locked Pipeline as of the Closing Date, the Buyer agrees to pay to the Seller twenty-five basis points (25 bps) on all of the loans that close within sixty (60) days following Closing.

2.3                                 Employment Agreements.  Upon consummation of the Acquisition, Buyer will enter into separate employment agreements with Bob McBride, President of Seller, and certain members of his senior staff.  These employment agreements will be with certain of Seller’s employees that both Buyer and Seller, in good faith, believe are necessary and essential to the on-going business of the Seller.  The employment agreements will be for a term of 36 months and will provide for covenants of non-competition during the 3 year term plus 12 months thereafter.  Specific terms of the employment agreements shall be as negotiated between Buyer and the employees.

2.4                                 Proration.  The Parties shall prorate and adjust as of the Closing Date the pre-paid assets listed on Schedule 1.1(e) on a per diem basis as of the Closing Date and any ad valorem taxes, including personal property taxes, and assessments and other taxes, if any, on and with respect to the Acquired Assets, with Seller remaining liable to the extent such relate to any time period up to the Closing Date and Buyer being liable to the extent such taxes relate to periods on and after the Closing Date.  In addition, Buyer agrees to credit Seller in an amount equal to the security deposits for office leases listed on Schedule 1.1(d).  To the extent possible, the net amount of all such prorations and credits will be settled in cash as of the Closing Date.  If the actual expense of any of the above items for the billing period during which said date falls is not known on said date, the prorations shall be made based on the expense incurred in the previous billing cycle, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three (3) billing periods for expenses billed quarterly or more often.  To the extent that any income, checks, wire transfers or other funds (for fees, commissions, deposits, etc.) are received by either Buyer or Seller for periods relating to or for Mortgage Loans closed on or after the Closing Date, each Party agrees to promptly pay or reimburse the Party that incurred the expense for same or endorse such checks or funds to such Party.

2.5                                 Taxes and Expenses.  Each Party will be responsible for its own costs associated with the consummation of this Agreement, including but not limited to broker, finder and investment banker fees, accounting expenses, and consulting charges. All applicable Taxes, costs and fees relating to the transfer of title to the Acquired Assets shall be paid one-half by Buyer and one-half by the Seller.

2.6                                 Allocation.  The Parties agree to allocate the Purchase Price among the Acquired Assets for tax purposes in accordance with an allocation schedule agreed to by the Parties on or before the Closing Date.

2.7                                 Closing.  The Closing shall occur by telephone with deliveries of Closing documents by Federal Express, or in person at a mutually convenient location, or by such other method as shall be mutually agreeable to the Parties.  Any executed Closing documents sent by a Party or its counsel to the other Party or its counsel prior to Closing shall be held in escrow by such other Party or its counsel until such executed documents are authorized to be released by an executive officer of the sending Party or by the sending Party’s counsel.  The Closing shall occur on or before July 8, 2005 (the “Closing Date”), or such other time and/or date as shall be mutually agreeable to the Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND SELLER

The Shareholder and Seller, jointly and severally, hereby represent and warrant to Buyer as of the date of this Agreement as follows:

3.1                                 Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming with full corporate power and authority to own or lease the Acquired Assets and is duly licensed or qualified to do business and is in good standing in each state or jurisdiction where its ownership or leasing of the Acquired Assets requires such licensing or qualification.  Shareholder is a Wyoming corporation.

3.2                                 Authority; No Violation.

(a)  Each of Seller and Shareholder has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller and the Shareholder and no other corporate proceedings on the part of Seller or Shareholder are necessary to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Shareholder and Seller and, assuming this Agreement constitutes a valid and binding obligation of Buyer, it constitutes a valid and binding obligation of the Shareholder and Seller, enforceable against the Shareholder and Seller in accordance with its terms subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity whether applied in a proceeding in equity or at law.

(b)  Neither the execution and delivery of this Agreement by the Shareholder or Seller nor the consummation by the Shareholder or Seller of the transactions contemplated hereby, nor compliance by the Shareholder or Seller with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Seller or the charter or bylaws of Shareholder, or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or the Shareholder or any of the Acquired Assets or violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the Acquired Assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument, or obligation to which Seller is a party, or by which Seller or any of its properties or assets may be bound except, in the case of this clause (ii), for such violations, conflicts, breaches, defaults, terminations, accelerations or rights thereto or creations of any Encumbrance which, either individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Assets.

3.3                                 Consents and Approvals.  Except as set forth in Section 3.3 of the Disclosure Schedule, no consents, permits, notices, authorizations or approvals of, or filings or registrations with, any governmental or regulatory authorities, government sponsored agencies or corporations, Investors or other third parties are necessary to be obtained or made by the Shareholder or Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.4                                 Financial Information.  Section 3.4 of the Disclosure Schedule is a true, complete and accurate copy of financial information delivered by Seller to Buyer (collectively the “Operating Information”) related to the Division.  The Operating Information, other than value of servicing, was derived from and is consistent with the financial books and records of the Seller related to the Division which were prepared in accordance with generally accepted accounting principles applied to mortgage lending or the banking industry.  The value of servicing was derived from internal servicing value tables used by Buyer in evaluating the performance of the Division applied to all loans produced by the Division.  The Operating Information delivered to Buyer fairly presents the results of operations of Seller at the Division for the periods covered by such statements, subject to (i) inclusion of the value of servicing as if the servicing for all loans produced by the Division had been sold to third parties at the internally assigned values, (ii) the absence of a cash flow statement and statements of changes in stockholders equity, (iii) the absence of footnote disclosure, and (iv) the effect of financial support and overhead services provided by Shareholder.

3.5                                 No Material Adverse Change.  Since January 31, 2005, to the best of the Seller and/or Shareholder knowledge, there has not been any material adverse change which would have a Material Adverse Effect in the business, financial condition, or results of operations of the Division not otherwise shown in the Operating Information or disclosed in Section 3.5 of the Disclosure Schedule; provided, that no representation or warranty is made regarding the effect on the business, financial condition or results of operation of the Division as a result of any actions or omissions of the Shareholder or Seller prior to Closing that were taken or omitted in response to requests received by Seller from, or directions made to Seller by, Buyer with respect to the business of the Division.

3.6                                 Legal Proceedings.  Except as set forth in Section 3.6 of the Disclosure Schedule, there are no pending legal, administrative, arbitral, governmental or other proceedings, actions or governmental investigations of any nature (“Legal Proceedings”) involving the Division or any of the Acquired Assets that are likely, either individually or in the aggregate, to affect Seller’s performance under this Agreement or the consummation of the transactions contemplated herein.  Seller and/or Shareholder have no knowledge of any acts or omissions of Seller that would give rise to any legal, administrative, arbitral, governmental or other proceedings, actions or governmental investigations of any nature against the Seller, Shareholder, the Division or any of the Acquired Assets that are likely, either individually or in the aggregate, to affect performance by Seller or Shareholder under this Agreement or the consummation of the transactions contemplated herein.  To Seller’s and Shareholder’s knowledge, none of the Transferred Employees are currently or previously were under investigation by any Agency or subject to any formal administrative or regulatory enforcement action which resulted in the removal of any required license.

3.7                                 Material Contracts.  Schedule 1.2 is a complete and accurate list of the Acquired Contracts.  Seller has made available to Buyer a correct and complete copy of each Acquired Contract listed on Schedule 1.2.  To Seller’s knowledge and/or Shareholder’s with respect to each Acquired Contract so listed:  (i) the contract is in full force and effect; (ii) the Seller is not in breach or default thereof, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by the Seller or permit termination, modification, or acceleration against the Seller under the contract applicable to it; (iii) the Seller has not repudiated or waived any material provision of any such contract; and (iv) no other party to any such contract is in default in any material respect or has repudiated or waived any material provision thereunder.  With respect to any lease disclosed pursuant to this Section 3.7, all rents and other amounts currently due thereunder have been paid; no material waiver or indulgence or postponement of any obligation thereunder has been granted by any lessor or sublessor or to Seller’s knowledge been requested by any lessee or sublessee, and the Seller has not received any notice that the Seller or any other party to such lease has breached any term, condition or covenant thereunder.

3.8                                 Taxes.  To the best of Seller’s and Shareholder’s knowledge, there are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) by Seller to pay any Tax.

3.9                                 Employee Benefits.  To the best of Seller’s and Shareholder’s knowledge, there are no liens or other claims which affect or could affect the Acquired Assets of any nature, whether at law or in equity, asserted or unasserted, perfected or unperfected, arising out of or relating to any employee, officer, or director of Seller, or the operation, sponsorship or participation of any such persons or by Seller in any employee benefit plan, program, procedure or other employee benefit practice, whether or not subject to the Employee Retirement Insurance Security Act of 1974.

3.10                           Ownership of Property.  Seller has good and marketable title to the Acquired Assets, whether real or personal, tangible or intangible, subject to no Encumbrances.  With respect to any Acquired Assets which are subject to a Lease, Seller as lessee has the right under valid and existing leases to occupy, use, possess and control any such Acquired Assets leased by Seller, as presently occupied, used, possessed and controlled by Seller.  Seller has made available for inspection by Buyer all of the Tangible Assets, and such Tangible Assets are sold and purchased hereunder on an “as is” basis, with all faults.  All the Acquired Assets are being operated and maintained in material compliance with all leases, contracts and commitments to which Seller is a party or by which Seller or such Acquired Assets are bound.

3.11                           Brokers and Finders.  The Assumed Liabilities do not include any liability incurred by the Seller, Shareholder or any of their respective officers, directors, employees or agents, for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with the transactions contemplated by this Agreement. All such fees or commissions shall be paid by Seller or its Shareholder.  Except for Charbonneau and Associates, Inc., Seller has not employed, and is not subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission.

3.12                           Licenses and Qualifications.  With respect to the generation or origination of the Pipeline Loans, Seller has not been advised by any Agency that Seller is prohibited under any applicable federal, state and local laws and regulations from conducting its business as a mortgage broker or lender and Seller and/or Shareholder knows of no such prohibition.

3.13                           Compliance.  Except as disclosed in Section 3.13 of the Disclosure Schedule, and except as to Environmental, Health and Safety Requirements which are covered in Section 3.14,

Seller is, to the best of Seller’s and/or Shareholder’s knowledge and belief, in compliance in all material respects with all federal, state and other applicable laws, rules, regulations, Investor guidelines, judgments, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to the Division or the Acquired Assets.  Seller has timely filed, or will have timely filed by the Closing Date, all material reports required by any Investor or Insurer or by any federal, state or municipal law, regulation or ordinance, to be filed with respect to the Acquired Assets.  Except as disclosed on the Disclosure Schedule, no Agency, Investor or private mortgage insurer has (i) to the knowledge of Seller and/or Shareholder claimed that Seller has violated or has not complied with the applicable underwriting standards with respect to Mortgage Loans brokered or sold by Seller to an Investor under any Contract or (ii) imposed restrictions on the activities (including commitment authority) of Seller with respect to the Acquired Assets.

3.14                           Environmental Matters.

(a)  With respect to the Acquired Assets, Seller is, to the best of Seller’s and/or Shareholder’s knowledge and belief, in compliance in all material respects with all applicable Environmental, Health, and Safety Requirements.  No representation is made as to compliance with any Environmental, Health and Safety Requirements by any borrower or mortgagor whose application for a mortgage loan is included in the Pipeline Loans.

(b)  Seller has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities threatened or pending claims, Encumbrances, or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Acquired Assets or Division arising under Environmental, Health, and Safety Requirements.

(c)  With respect to the Acquired Assets or Division, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance including without limitation any hazardous substance or materials in a manner that has given or would reasonably be expected to give rise to liabilities, including any liability for response costs, threatened or pending claims, Encumbrances, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements, except for such liabilities as would not have a Material Adverse Effect on the Acquired Assets.

3.15                           Employment Contracts.  Except as disclosed in Section 3.15 of the Disclosure Schedule, there are no written employment contracts between Seller and any of the Transferred Employees.  Seller has fully disclosed to Buyer any and all agreements or understandings between Seller and the Transferred Employees.

3.16                           Inquiries.  Except as disclosed in Section 3.16 of the Disclosure Schedule, there are no audits, investigations, written complaints, written non-routine or unresolved inquiries of Seller relating to the Division or the Acquired Assets by an Agency, an Investor, or a private mortgage insurer commenced since July 1, 2004, or ongoing as of the date of this Agreement.

Except for customary ongoing quality control reviews, no audit or investigation is pending or, to the best knowledge of the Seller and/or Shareholder, threatened, or contemplated that could have an effect on the Acquired Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Shareholder and Seller as of the date of this Agreement as follows:

4.1                                 Organization.  Buyer is duly organized, validly existing and in good standing as a Florida corporation.  Buyer has full corporate power and authority to carry on its business as now conducted and to own and lease its properties and assets and the Acquired Assets and is duly licensed or qualified to do business and is in good standing in each state or jurisdiction where its ownership or leasing of property or assets or the conduct of its business or the ownership of the Acquired Assets requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the business, financial condition or results of operation of Buyer.

4.2                                 Authority; No Violation.

(a)  Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer is necessary to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding agreement of the Shareholder and Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity whether applied in a proceeding in equity or at law.

(b)  Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Buyer or (ii)  violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Affiliates, or violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Encumbrance upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which its properties or assets may be bound or affected.

4.3                                 Consents and Approvals.  Other than approval by the Office of Thrift Supervision, no consents, permits, authorizations or approvals of, or filings or registrations with, any governmental or regulatory authorities, government-sponsored agencies or corporations or other third parties are necessary to be obtained or made by Buyer in connection with execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4                                 Brokers and Finders.  Neither Buyer nor its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any broker’s or finder’s fees or commissions in connection with the transactions contemplated hereby.

4.5                                 Legal Proceedings.  There are no Legal Proceedings pending against Buyer, that are reasonably likely, either individually or in the aggregate, to affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated herein.

4.6                                 Availability of Funds.  Buyer has, and at the Closing will have, sufficient access to funds to pay the Purchase Price, to provide the Division with sufficient working capital and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE V

PRE-CLOSING COVENANTS

5.1                                 Commercially Reasonable Efforts.  Subject to the terms and conditions hereof, each of the Parties shall use its respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make the Acquisition effective.

5.2                                 Conduct Prior to Closing.  During the period from the date of this Agreement to the Closing Date, and except as otherwise contemplated by this Agreement or the Disclosure Schedule or consented to by Buyer, Seller will operate the Division only in the ordinary course consistent with past practices and will use its commercially reasonable efforts to preserve intact the Division’s organization, properties, business and relationships with customers, employees and others with whom business relationships exist.  Furthermore, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained and except as otherwise expressly contemplated herein, Seller covenants that with respect to the Acquired Assets it shall not do or agree or commit to do any of the following:

(a)  Except in the ordinary course of business, enter into or amend any employment contract with any person; or

(b)  Except in the ordinary course of business, enter into, modify, amend or terminate any Acquired Contract.

5.3                                 Access to Properties and Records.  Subject to applicable federal and state privacy laws, Seller shall permit Buyer to conduct its due diligence review of the Division through the Closing Date.  Upon reasonable advance notice by Buyer and during normal business hours, Buyer shall have access to and the Seller shall disclose and make available all of the Division’s facilities, books, records, financial data and other information relating to the Acquired Assets, the Assumed Liabilities, and Division employees that are reasonably necessary in order for Buyer to complete the due diligence process or any data relevant to Buyer’s regulatory approval process.  The due diligence searches will be subject to applicable laws relating to disclosure and exchange of information and may be staggered upon request of the Seller so as not to adversely impact day-to-day operations.

5.4                                 Filings and Consent.  Promptly following the execution and delivery hereof, the Shareholder, Seller, Buyer, and their respective Affiliates, as applicable, shall file and use their commercially reasonable efforts to obtain all consents, approvals, permits, authorizations, notices, and registrations (collectively, “filings and consent solicitations”) necessary to consummate the Acquisition.  Each Party shall cooperate and consult with each other with respect to the making of all filings and obtaining all consents and each Party will keep the others apprised of the status of matters relating thereto.  To the extent permitted by law, the Seller and its Affiliates, as applicable, and Buyer shall promptly furnish each other with copies of written communications received from or delivered by any of them to any governmental body, Agency, Investor or other third party in respect of the transactions contemplated hereby.

5.5                                 Press Releases.

(a)  The Shareholder, Seller and Buyer shall provide each other with copies of all news releases and other public information disclosures made by them or their Affiliates with respect to this Agreement or the transactions contemplated hereby prior to their distribution; provided, however, no Party hereto (or their respective Affiliates) shall make any public announcement or disclosure without the prior approval of the other Party, except where disclosure is, in the written opinion of counsel to the Party seeking to disclose, required by law, and prior notice of such disclosure or announcement is to the extent permitted by law provided to the other parties.

(b)  Notwithstanding Section 5.5(a), Buyer and the Seller are expressly authorized to publish such details of this Agreement as may be required to meet any of their or their Affiliates’ reporting or disclosure obligations to their shareholders and/or regulators, including, without limitation, the Securities and Exchange Commission, the New York Stock Exchange, and any state securities authority, or to satisfy any requirements of federal, state, or local authorities necessary to consummate the Acquisition.  Upon any such disclosure, Buyer will provide notice of such disclosure to Seller.

5.6                                 Supplements to Disclosure Schedule.  From time to time prior to the Closing Date, Seller shall promptly supplement and amend the Disclosure Schedule of this Agreement to reflect any matter hereafter arising that would make any representation or warranty set forth in Article III inaccurate in any material respect.

(a)  If the Acquisition is not consummated, for purposes of determining the fulfillment of the condition set forth in Section 7.3(a) as of the Closing Date and the accuracy of the representations and warranties contained in Article III, the Disclosure Schedule shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.  If the Acquisition is not consummated, delivery of any supplemental disclosure schedules pursuant to this section will not affect the rights and remedies of the Parties hereunder.

(b)  If the Acquisition is consummated, for purposes of determining the fulfillment of the condition set forth in Section 7.3(a) and the accuracy of the representations and warranties contained in Article III, the Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date.

ARTICLE VI

POST-CLOSING COVENANTS

6.1                                 Division Employees.

(a)  All of the Division’s employees (a list of which was previously provided to Buyer by Seller) who, in Buyer’s sole discretion, are considered for employment with Buyer will be subject to routine employment screening as applicable to all Buyer new hires and in accordance with all applicable regulatory requirements and subject to all rules and requirements pertaining to Buyer’s employees.  Seller’s employees who become employees of Buyer in connection with the Acquisition (the “Transferred Employees”) shall be entitled to participate on the same terms and conditions as similarly situated Buyer employees in those benefit and incentive plans (including stock option plans) provided by Buyer or its Affiliates, as applicable to their respective employees, with credit for prior service with Seller for purposes of eligibility, vesting, benefit accrual and benefit determination under such plans provided by Buyer or its Affiliates.  A Transferred Employee’s eligibility for participation in Buyer’s welfare benefit plans (i.e., medical plan, dental plan, vision plan, group life plans, group disability plans, Employee Stock Purchase Plan, and the 401(k) Plan) will be based on that individual’s prior service with the Seller or Shareholder permitting some Transferred Employees to move directly into Buyer’s employee welfare plans in which they elect to participate.  With the exception of group health, prescription drug and dental plans, Buyer shall cause each Transferred Employee and his or her eligible dependents to be covered under welfare benefit plans maintained by Buyer or its Affiliates that provide benefits to the Transferred Employees and such eligible dependents effective immediately upon the Closing Date, subject to the Transferred Employee’s prior service length and any benefit plans’ eligibility waiting periods.  Severance costs related to the termination of any employees terminated by Seller and not hired by Buyer shall be paid by the Seller.

(b)  Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) that are incurred before the Closing Date shall be the sole responsibility of the employee benefit plans sponsored and maintained by the Seller and its Affiliates.  Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits that are incurred on or after the Closing Date shall be the sole responsibility of Buyer and it Affiliates.

(c)  For purposes of the preceding provisions of this Section, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.  Coverage of a claim relating to a pre-existing condition will be determined in accordance with applicable federal law.

(d)  Buyer shall have no liabilities or obligations arising out of any Transferred Employee’s previous employment by Seller or any promises made by Seller to any Transferred Employee except as set forth in this Section 6.1.  Seller shall remain responsible and liable for any wages, salaries, commissions, bonuses, benefits, earned but unused vacation, and claims arising under the employment relationship for the Transferred Employees which have been earned or which have accrued prior to the Closing Date.

(e)  Any Contact Data (as defined below) in electronic or physical form, including, but not limited to, any Contact Data found in the Rolodex of any employee that is terminated by Seller and subsequently hired by Buyer, shall be an Asset purchased by Buyer pursuant to the terms of this Agreement.  For purposes of this Section 6.1(e), “Contact Data” shall mean any information that would form part of a “consumer report,” as that term is defined by 14 U.S.C. Section 1681a(d).

6.2                                 No Solicitation.  Seller and Shareholder agree that for a period of two (2) years following the Closing Date they or their Affiliates shall not, without the Buyer’s prior written consent, on their own behalf, or on the behalf of their agents, any partnership or corporation in which they hold an ownership interest, their successors or assigns, employ, directly or indirectly, in any capacity, including but not limited to as an employee, independent contractor, or consultant, any person who is a Transferred Employee or an existing employee of Buyer and shall not encourage or cause any such person to leave the employ of Buyer.

6.3                                 Landlord Consents and Contract Consents.   Shareholder and Seller and Buyer shall use their best efforts to obtain the landlord or lessor consents for all Leases and other Acquired Contracts (as necessary or applicable) set forth in Schedule 1.2 or as otherwise agreed by the parties, and estoppel certificates or letters from the landlords and third parties to the Leases or Acquired Contracts prior to the Closing Date, and if necessary after the Closing Date.  Shareholder and Seller shall pay all costs related to obtaining the landlord or lessor consents and Acquired Contract consents including any costs for which Seller is responsible under the Leases or Acquired Contracts in connection with an assignment or sublease of the Leases or assignment of the Contracts.  Shareholder, Seller and Buyer agree, however, that obtaining a Landlord Consent for any of the Leases shall not be a condition to Closing.  Subsequent to Closing, Shareholder, Seller and Buyer shall continue to use their best efforts to obtain Landlord Consents for those Leases for which a Landlord Consent was not obtained as of the Closing Date.  If it is determined that a Landlord Consent cannot reasonably be obtained for an assignment of a Lease, Shareholder, Seller and Buyer shall enter into a sublease for the location covered by that Lease.  During the term of the sublease, the parties shall use their best efforts to obtain the required Landlord Consents or a consent to the applicable sublease.

ARTICLE VII

CONDITIONS TO CLOSING

7.1                                 Conditions to Each Party’s Obligations under this Agreement.  The respective obligations of each Party to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  All regulatory approvals required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained on terms reasonably satisfactory to the Parties hereto, all notices required to be filed with any governmental agency in connection with the transactions contemplated by this Agreement shall have been filed, all such regulatory approvals shall be in full force and effect, and all notice periods and waiting periods required by law or regulation applicable to the transactions contemplated by this Agreement shall have expired or been terminated and no adverse action shall have been taken or threatened with respect thereto.

(b)  Neither the Seller nor Buyer shall be subject to any order, decree or injunction (“Injunction”) of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby, and no proceeding initiated by a governmental agency or similar authority seeking an Injunction shall be threatened; provided, that if such an Injunction is in effect or any proceeding is commenced or threatened pursuant to which an Injunction is sought, the Parties shall cooperate and use reasonable best efforts expeditiously to remove the impediment prohibiting the Closing of the Acquisition.

(c)  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal the consummation of the Acquisition.

7.2                                 Additional Conditions to the Shareholder’s and the Seller’s Obligations under this Agreement.  The obligations of the Shareholder and Seller hereunder shall be subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by the Shareholder and Seller pursuant to Section 9.3 hereof:

(a)  The obligations of Buyer required to be performed by it at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which speaks to an earlier date).  The Shareholder and Seller shall receive a certificate duly executed by an authorized officer of Buyer certifying the foregoing, provided, however, that nothing contained in this Section 7.2(a) shall be deemed to preclude, or otherwise limit, the right of Seller to be indemnified for any breach of a representation or warranty by Buyer in accordance with the provisions of Article VIII hereof.

(b)  The Shareholder and Seller shall have properly filed all notices with such Investors and Agencies which are required as a result of such Acquisition.

(c)  Buyer shall have executed and delivered to the Shareholder and Seller such instruments of assumption relating to the Assumed Liabilities as the Shareholder and Seller and their counsel reasonably may request.

7.3                                 Additional Conditions to Buyer’s Obligations under this Agreement.  The obligations of Buyer hereunder shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions unless waived by Buyer pursuant to Section 9.3 hereof:

(a)  The respective obligations of the Shareholder and Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the respective representations and warranties of the Shareholder and Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which speaks to an earlier date).  Buyer shall have received a certificate duly executed by the Shareholder and a duly authorized officer of Seller certifying the foregoing, provided, however, that nothing contained in this Section 7.3(a) shall be deemed to preclude, or otherwise limit, the right of Buyer to be indemnified for any breach of a representation or warranty by the Shareholder or Seller in accordance with the provisions of Article VIII hereof.

(b)  The Shareholder and Seller shall have properly filed all notices with such Investors and Agencies which are required as a result of such Acquisition.

(c)  Seller shall have executed and delivered to Buyer a bill of sale and assignment with respect to the Acquired Assets and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request.

ARTICLE VIII

INDEMNIFICATION

8.1                                 Indemnification by Seller and Shareholder.  From and after the Closing Date, subject to the terms and conditions of this Agreement (including the survival period set forth in Section 10.1 and the indemnification limitation as set forth in Section 8.5), the Shareholder and Seller shall jointly and severally indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors and employees, and agents from and against any and all Losses which any of them actually suffer, incur or sustain arising out of or directly attributable to (whether or not arising out of third party claims): (i) any breach of any representation or warranty made by the Shareholder or Seller in this Agreement, (ii) any breach of any covenant to be performed by the Shareholder or Seller pursuant to this Agreement, and (iii) any and all liabilities of the Shareholder and/or Seller arising prior to the Closing Date relating to the Acquired Assets and Assumed Liabilities.

8.2                                 Indemnification by Buyer.  From and after the Closing Date, subject to the terms and conditions of this Agreement, Buyer shall indemnify and hold harmless the Shareholder, Seller and their respective officers, directors, employees and agents from and against any and all Losses which any of them actually suffer, incur or sustain arising out of or directly attributable to (whether or not arising out of third party claims) (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any breach of any covenant to be performed by Buyer pursuant to this Agreement, and (iii) any and all liabilities of the Shareholder and/or Seller arising after the Closing Date relating to the Acquired Assets and Assumed Liabilities.

8.3                                 Indemnification Claims.

(a)  With respect to a claim for indemnification arising out of or involving an assertion by a third party of liability on the part of an indemnified party, the indemnified party shall promptly notify the indemnifying party of the discovery by it of, or the assertion against it of, any claim or potential liability for which indemnification is provided herein or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however, that the failure promptly to give such notice shall affect any indemnified party’s rights hereunder only to the extent that such failure (i) actually materially and adversely affects any indemnifying party, its rights or its ability to defend such claim, or (ii) results in the indemnified party’s failure to give notice of a claim for indemnification prior to the expiration of the Representations and Warranties Expiration Date to which the claim relates.

(b)  Within thirty (30) days after delivery of the notification described in Section 8.3(a), the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the indemnified party.

(c)  With respect to a claim for indemnification arising out of or involving an assertion by a third party of liability on the part of an indemnified party, the indemnified party and the indemnifying party shall cooperate in the defense of such claim.  The indemnified party shall have the right to retain its own counsel and to participate in the defense, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party and indemnified party otherwise agree in writing.

(d)  Notwithstanding the foregoing, the indemnifying party may not assume control of the defense of a suit or proceeding involving criminal liability of the indemnified party or in which injunctive relief is sought against the indemnified party, unless the indemnified party consents.  In the absence of consent by the indemnified party in such case, each Party shall control its own defense.  In such case, neither Party shall agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. In the event either Party withholds or delays its consent to such settlement or the entry of any such judgment and, thereafter, the Loss incurred following resolution of such suit or proceeding exceeds the Loss that would have been incurred had the indemnified party not withheld or delayed such consent, the Claimed Amount indemnified pursuant to this Section 8.3 shall not exceed the Loss that would have been incurred had the indemnified party given its consent to such settlement or the entry of such judgment.

(e)  In order to seek indemnification under this Article VIII for a claim not arising out of or involving an assertion by a third party of liability on the part of an indemnified party, an indemnified party shall give a claim notice to the indemnifying party prior to the Representations and Warranties Expiration Date which contains (i) a description and the amount, if capable of estimation, of the claimed amount of any Losses incurred or reasonably expected to be incurred by the indemnified party (the “Claimed Amount”), (ii) a statement that the indemnified party is entitled to indemnification under this Article VIII for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (f) below) in the amount of such Losses (a “Claim Notice”).

(f)  Within ten (10) days after delivery of a Claim Notice, the indemnifying party shall deliver to the indemnified party a response in which the indemnifying party shall:

(1)                                  agree that the indemnified party is entitled to receive all of the Claimed Amount in which case the response shall be accompanied by a payment by the indemnifying party to the indemnified party of the Claimed Amount of Losses, by check or by wire transfer in exchange for a release of further liability by the Claim Notice;

(2)                                  reach agreement with the indemnified party upon the amount of Losses that the indemnified party is entitled to receive, in which case the response shall be accompanied by a payment by the indemnifying party to the indemnified party of the agreed amount, by check or by wire transfer in exchange for a release of further liability for claims covered by the Claim Notice; or

(3)                                  dispute that the indemnified party is entitled to receive the Claimed Amount or any agreed amount. If the indemnifying party in the response disputes its liability for all or part of the Claimed Amount, the indemnifying party and the indemnified party shall use good faith efforts to resolve the dispute.

(g)  The indemnifying party shall have the right to settle or compromise any claim or liability subject to indemnification under this Article VIII which is susceptible to being settled or compromised; provided, however, that any such settlement shall require the consent of the indemnified party, which consent shall not be unreasonably withheld; provided further however, that the consent of the indemnified party shall not be required if (i) the terms of the settlement require only the payment of damages and payment of the full amount of the relevant indemnification obligation to the indemnified party is assured and (ii) the indemnified party is not otherwise materially and adversely affected by the terms of the settlement.

8.4                                 Materiality.  For the purposes of determining the Shareholder’s and Seller’s indemnification obligations under this Article VIII and whether the representation contained in Section 3.5 is true and correct on the Closing Date so that the condition specified in Section 7.3(a) is satisfied, the terms “material,” “materially,” “Material Adverse Effect” or similar words to that effect in this Agreement shall mean the incurrence by a Party of actual Losses in excess of $50,000 in the aggregate; provided, that such terms shall not include any effect on the Division or the Acquired Assets of (i) changes in laws and regulations or interpretations thereof that are generally applicable to the mortgage banking industry, (ii) changes in generally accepted accounting principles that are generally applicable to the mortgage banking industry, (iii) changes in interest rates, or (iv) actions or omissions of the Shareholder or Seller prior to Closing that were taken or omitted in response to requests received by Seller from, or directions made to Seller by, Buyer with respect to the business of the Division.

8.5                                 Limitation.  Except as to (a) any Loss arising from actual fraud by a Party or (b) the matters covered by Section 8.6 below, the Seller’s and the Shareholder’s collective aggregate liability with respect to Losses shall not exceed an amount equal to the Purchase Price.

8.6                                 Buyer’s Remedies for Breach of Representations and Warranties Relating to Pipeline Loans.

(a)  In the event there is a breach of any of Seller’s representations and warranties with respect to the Pipeline Loans, including, without limitation, the representations and warranties under Sections 3.12, 3.13 and 3.16, Seller shall cure such breach within sixty (60) days after notice of the breach from Buyer to Seller.

(b)  Buyer may require the Seller and/or Shareholder to repurchase any Pipeline Loan that was fraudulently underwritten by Seller’s employees and/or involving fraudulent activities by the applicant, appraiser, realtor or title company in seeking to obtain the Pipeline Loan.

(c)  In the event Seller and/or Shareholder is required to repurchase a Pipeline Loan, the repurchase price shall be equal to the unpaid principal of such loan plus (i) accrued and unpaid interest on such principal balance at the interest rate borne by such loan through the date of repurchase, and (ii) any out of pocket cost and expense incurred by Buyer in connection with such repurchase, including, without limitation, any premium rebate or recapture.  Seller and/or Shareholder shall consummate the repurchase within thirty (30) days after written demand from Buyer for repurchase of the loan.  Seller and/or Shareholder shall pay the repurchase price to Buyer by wire transfer to an account designated by Buyer.

(d)  In the event of any repurchase of a loan by Seller and/or Shareholder (as applicable), (i) Buyer shall tender to Seller and/or Shareholder the mortgage file maintained by Buyer with respect to such loan, including, without limitation, the original mortgage note, mortgage and all other documents in Buyer’s possession relating to the origination and servicing of the loan, (ii) Buyer shall transfer to Seller all escrow accounts relating to such loan, including, without limitation, unapplied suspense funds held for any purpose and accrued interest on such escrow accounts at the overnight rate charged by the Federal Home Loan Bank of Dallas (less any interest on escrow obligation due the mortgagor) and (iii) Buyer shall assign or endorse to Seller, without recourse, all documents constituting a part of the mortgage file to be endorsed and assigned by Seller to Buyer, except that Buyer shall warrant that it is transferring to Seller whatever title was transferred to Buyer from the Agency or Investor, free and clear of any liens in favor of any person claiming such, through or under Buyer.

ARTICLE IX

TERMINATION, WAIVER AND AMENDMENT

9.1                                 Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)  by the mutual written consent of Buyer, the Shareholder, and Seller;

(b)  by the Shareholder and Seller, if there shall have been any material breach as defined in Section 7.2(a) of any obligation of Buyer contained herein and such breach shall not have been remedied within thirty (30) days after receipt by Buyer of notice in writing specifying the nature of such breach and requesting that it be remedied;

(c)  by Buyer, if there shall have been any material breach as defined in Section 7.3(a) of any obligation of the Shareholder or Seller contained herein and such breach shall not have been remedied within thirty (30) days after receipt by the Shareholder or Seller, as applicable, of notice in writing specifying the nature of such breach and requesting that it be remedied;

(d)  by Buyer or by the Shareholder and Seller, if the Closing Date shall not have occurred on or prior to August 31, 2005, unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe its agreements as set forth in this Agreement required to be performed or observed by such Party on or before the Closing Date; or

(e)  by Buyer or by Shareholder and Seller if the conditions set forth in Section 7.1(a) are unable to be fulfilled.

9.2                                 Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall become void and have no effect; provided, however, that no such termination shall relieve any Party from liability for any willful breach of this Agreement.

9.3                                 Amendment, Extension and Waiver.  Subject to applicable law, Seller, the Shareholder and Buyer may (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other Party hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in this Agreement by an instrument in writing signed by or on behalf of each of the Parties hereto.  Any agreement on the part of a Party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

MISCELLANEOUS

10.1                           Survival.  Except as to any Loss arising from actual fraud, the representations, warranties, covenants, and obligations set forth in this Agreement shall be deemed to have been relied upon by the Party to whom they are made and survive the Closing until the expiration of two (2) years following the Closing Date (the “Representations and Warranties Expiration Date”).  If any Unresolved Claims are outstanding on the Representations and Warranties Expiration Date, such representations and warranties or indemnity obligations pertinent to the Unresolved Claims shall survive the Closing until the date of the final resolution of any Unresolved Claims outstanding on the Representations and Warranties Expiration Date.

10.2                           Waiver of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.3                           Confidentiality.  Prior to the Closing Date (or at any time if Closing does not occur), Buyer shall keep confidential and not disclose to any Person (other than its directors, officers, stockholders, employees, lenders, attorneys, accountants and advisers) or use (except in connection with the transactions contemplated in this Agreement) any non-public information obtained by Buyer from Seller and/or Shareholder (if any) in connection with the transactions contemplated in this Agreement and as restricted in 12 C.F.R. §573.11(a).  This Section 10.3 shall not be violated by disclosure of information which, at the time of disclosure is publicly available or becomes publicly available through no act of omission of a Person having a confidentiality obligation under this section, is disclosed to such Person by a third party which did not acquire the information under an obligation of confidentiality, is independently acquired by such Person as a result of work carried out by such Person to whom no disclosure of such information has been made, is disclosed as reasonably required in connection with a proceeding to enforce or defend a party’s rights, or defend against a party’s alleged liabilities, under this

Agreement, or is disclosed as required by court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to the other parties prior to making any disclosure and such Person cooperates as the others may reasonably request in resisting it.

10.4                           Expenses.  Except as otherwise specified in this Agreement, each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own accountants and counsel; provided, however, that nothing contained in this Section 10.4 shall limit a Party’s rights to recover damages for willful breach of this Agreement as specified in Section 9.2 hereof.

10.5                           Entire Agreement.  This Agreement contains the entire agreement and understanding of the Parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the Parties, both written and oral, with respect to its subject matter.

10.6                           Parties in Interest.  The Agreement shall be binding upon and shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, heirs, personal representatives, and permitted assigns, as appropriate; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

10.7                           Assignment.  No Party hereto may assign any of its rights or obligations hereunder to any other Person, without prior written consent of the other Parties, provided, however, Buyer may assign its rights and obligations hereunder to any one or more of its Affiliates (whether existing on the date hereof or hereafter created) designated to carry out all or part of the transaction contemplated hereby and with reasonably sufficient ability to fulfill the obligations of Buyer hereunder and the guaranty of Buyer with respect to the same.  In addition, upon the dissolution of Seller, Seller may assign its rights and obligations hereunder to the Shareholder.

10.8                           Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to be delivered upon receipt if delivered personally or by overnight courier, or telecopy or upon mailing if mailed by prepaid registered or certified mail (return receipt requested), addressed as follows:

(a)                                  If to the Shareholder or Seller:           Major Mortgage

6101 Yellowstone Road

Suite LL 17

Cheyenne, WY 82009

Attention:  Robert McBride, President

Facsimile: 307-634-6009

Copy to:	WERCS
400 E. 1st Street
Casper, Wyoming 82601
Attention: Robert Moberly
Facsimile: 307-473-5585

(b)	If to Buyer:	Market Street Mortgage Corporation
2650 McCormick Drive, Suite 200
Clearwater, Florida 33759
Attention: Randall C. Johnson, CEO
Facsimile: (727) 791-4136

Copy to:		R. Donald Mastry, Esquire
Holland & Knight LLP
200 Central Avenue, Suite 1600
St. Petersburg, Florida 33701
Facsimile: 727-822-8048

10.9                           Captions.  The table of contents and captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.10                     Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

10.11                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement to be executed by their signature as natural persons or by their duly authorized officers as of the date first written above.

THE SHAREHOLDER:

WERCS

By:
Name:
Title:

SELLER:

MAJOR MORTGAGE

By: Robert McBride, President

BUYER:

MARKET STREET MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE 1.1(a)

List of Tangible Property

SCHEDULE 1.1(c)

List of Intangible Assets

SCHEDULE 1.1(d)

List of Security Deposits for Office Leases

SCHEDULE 1.1(e)

List of Pre-paid Assets

SCHEDULE 1.1(f)

Pipeline Loan Schedule

SCHEDULE 1.2

List of Acquired Contracts

SCHEDULE 1.16

List of Seller’s Offices Comprising the Division

SCHEDULE 3

Seller Disclosure Schedule